Exhibit 23.02

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Federated Investors, Inc. 1998 Stock Incentive Plan of our reports dated February 15, 2006, with respect to the consolidated financial statements of Federated Investors, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2005, Federated Investors, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Federated Investors, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

July 20, 2006